SEC Recommends No Action Against Landry’s

HOUSTON, August 3, 2007 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (the “Company”) (NYSE: LNY — News), announced today that the Securities and Exchange Commission has formally notified the Company that the SEC recommends no action in connection with the Company’s historical stock option granting practices and that the matter is now terminated.

As previously announced, Landry’s expects to be in position to file its annual report on Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the first quarter of 2007 next week.

The Company further announced today that it received a letter from U.S. Bank, the Indenture Trustee under the Company’s $400 million 7.5% Senior Notes (“Notes”) rescinding the acceleration of the Notes and reinstating the Notes pending the August 16, 2007 injunction hearing in a Federal United States District Court . Earlier this week, the Company announced that it had filed a lawsuit against the Bond holders and obtained a Temporary Restraining Order reinstating the Notes.

This press release contains certain forward-looking statements, including statements regarding the Company’s review of its historical option practices, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices or the SEC’s informal inquiry and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO	or	Rick H. Liem EVP and Chief Financial Officer

(713) 850-1010 (713) 850-1010 www.landrysrestaurants.com www.landrysrestaurants.com